EXHIBIT 10.29

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Amendment No. 1”) dated November 28, 2018 is by and between Centrus Energy Corp., a Delaware corporation (“Centrus”), and Daniel B. Poneman, (“Executive”). Centrus and Executive shall collectively be referred to as the “Parties” and individually as a “Party.”
WHEREAS, Centrus and Executive entered into an Employment Agreement effective as of March 6, 2015 (the “Agreement”), a copy of which is attached hereto as Exhibit A;
WHEREAS, Executive desires to receive and the Company desires to provide a portion of Executive’s Annual Bonus in equity; and
WHEREAS, in accordance with paragraph 12.1 of the Agreement, the Parties desire to amend the Agreement to enable the Company to pay a portion of Executive’s 2018 and subsequent annual bonuses in common stock.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the Parties hereby agree to the following:

1.	Capitalized terms used and not defined in this Amendment No. 1 have the respective meanings assigned to them in the Agreement.

2.	Section 1.7(a) of the Agreement is to be deleted in its entirety and replaced with the following:

“(a)    Annual Bonus.
(i)Executive shall be eligible to participate in the Centrus Energy Corp. 2015 Performance Incentive Plan (or its successor) (“Annual Bonus Plan”), with an annual target bonus at least equal to 100% of Base Salary (“Annual Bonus”). The actual amount of the Annual Bonus awarded to Executive will be based on attainment of certain individual and corporate performance goals and targets determined by the Compensation Committee, after consultation with Executive, and the Compensation Committee’s determination, in its sole discretion, whether and to what extent the applicable performance goals and targets have been achieved. The Annual Bonus may be more (up to 125% of Base Salary or such higher amount as the Compensation Committee may determine in the future) or less (as low as zero) than the target amount, as determined by the Compensation Committee in its sole discretion. The Annual Bonus will be paid at the same time annual bonuses are paid to other senior executives participating in the Annual Bonus Plan.

(ii)Except for the 2015 performance year, no minimum incentive is guaranteed. For the 2015 performance year, Executive will be entitled to a guaranteed Annual Bonus in the amount of $625,000, which shall be paid in two installments. The first installment in the amount of $312,500 will be paid on the next payroll date after the Effective Date (“First Installment”) and, provided that Executive is employed on the payment date, the second installment in the amount of $312,500 (“Second Installment”) will be paid in calendar year 2016 when annual bonuses under the Annual Bonus Plan are (or would be, if approved by the Board’s Compensation Committee) paid to other senior executives, but no later than March 15, 2016. If Executive is not employed by the Company on the payment date, Executive shall repay the full amount of the First Installment promptly and in any event within 10 days following Executive’s termination of employment via personal or cashier’s check.

(iii)Beginning as of the 2018 performance year, up to ten percent (10%) of the Annual Bonus awarded to Executive may be paid in fully vested shares of the Company’s Class A common stock (“Common Stock”) pursuant to the 2014 Equity Plan (as defined below), the applicable percentage to be determined by the Compensation Committee of the Company’s Board of Directors in its sole discretion, subject to the terms and condition of the 2014 Equity Plan, applicable securities laws, and the exception described below. The number of shares to be awarded shall be determined by multiplying the Base Salary as of the beginning of the applicable performance year by the percentage of the Annual Bonus being paid in shares to obtain the cash value of the equity award and dividing the aforementioned cash value of the equity award by the Fair Market Value (as defined in the 2014 Equity Plan) of the Company’s Common Stock on the date of issuance. The number of shares awarded will be rounded up or down to the nearest full share. Notwithstanding the preceding, in determining the applicable percentage the Compensation Committee shall not apply a percentage that would result in the issuance of more than 20,000 shares of Common Stock in any applicable performance year. Determinations by the Compensation Committee under this Section 1.7(a)(iii) shall be final, conclusive and binding upon all persons. The “2014 Equity Plan” shall mean and refer to that certain 2014 Equity Incentive Plan, as it may be amended from time to time (or a successor plan), as the case may be.”

3.
This Amendment No. 1 shall be effective as of November 28, 2018 (the “Amendment Effective Date”). Except as expressly provided in this Amendment No. 1, all of the terms and provisions of the Agreement are and will remain in full force and effect, and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Amendment Effective Date, each reference in the Agreement to "this Agreement," "the Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Agreement as amended by this Amendment No. 1.

4.	This Amendment No. 1 shall be governed by the laws of the State of Maryland.

5.
This Amendment No. 1 may be executed in two or more counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute one and the same instrument and shall become effective when one or more counterparts or electronic signatures have been executed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart or form of electronic signature.

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IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 through their duly authorized representatives as of the date first listed above.
Centrus Energy Corp.                    Executive

By:    /s/ Mikel H. Williams            By:    /s/ Daniel B. Poneman
Name: Mikel H. Williams                Name: Daniel B. Poneman
Title: Chairman of the Board                Title: Executive